Exhibit 99.1

Flexsteel Reports Fourth Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--August 23, 2018--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported fourth quarter and fiscal year-to-date financial results.

Financial Highlights:

  Solid growth performance in fiscal year 2018
  Completed first of two deployments to new SAP S/4 HANA business information system in the fourth quarter

Net sales for the quarters ended June 30, (in millions):

	2018	2017	$ Change	% Change
Residential	$95.8	$99.3	$(3.5)	-3.5%
Contract	17.3	18.1	(0.8)	-4.4%
Total	$113.1	$117.4	$(4.3)	-3.7%

Net sales for the twelve months ended June 30, (in millions):

	2018	2017	$ Change	% Change
Residential	$413.7	$396.1	$17.6	4.4%
Contract	75.5	72.7	2.8	3.9%
Total	$489.2	$468.8	$20.4	4.4%

During preparation work for the July 1, 2018 adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, the Company identified approximately $1.0 million in the fourth quarter and $4.4 million fiscal year-to-date of variable consideration provided to our customers to increase brand awareness and incentivize growth recorded in Selling, General & Administrative (“SG&A”) expense consistent with prior years. Upon further review of these transactions, it is the opinion of the Company that these amounts should be reflected as a reduction in net sales. Although the error is immaterial to the prior quarters of fiscal 2018 and to the prior years, the Company corrected the fiscal year-to-date amount of $4.4 million to decrease SG&A and decrease net sales in the quarter ended June 30, 2018. The impact to Residential net sales was $4.2 million and Contract net sales was $0.2 million. There was no impact to operating income, net income or EPS. The impacts to gross margin rate and SG&A are described below.

For the fourth quarter, net sales were $113.1 million, down 3.7% to prior year quarter inclusive of a $4.4 million year-to-date adjustment recorded in the fourth quarter. The Residential 3.5% decrease within the quarter was a result of high single-digit sales growth in furniture sold to retail offset by a 37% sales decline in products sold to e-commerce customers and the $4.2 million adjustment described above. The sales decline to e-commerce customers in the quarter was primarily driven by the transition to the new business information system. One legacy system is now retired. The sales growth to retail customers was driven by higher-priced product mix in addition to pricing actions taken earlier in the year to offset increased raw materials costs. In Contract, sales declined 4.4% compared to the prior year quarter primarily driven by the previously disclosed intentional decrease in sales to certain customers and to a lesser extent the $0.2 million adjustment described above. Excluding the intentional decrease to certain customers, Contract sales increased 10.9% in the quarter due to strong sales growth in the recreation and hospitality markets.

Net sales were $489.2 million for the twelve months ended June 30, 2018, an increase of 4.4% over the prior year. The year included an all-time record quarter for net sales in the second quarter followed by a record third quarter. This result was primarily driven by high single-digit growth in Residential products sold to furniture retailers, and greater than 20% growth in Contract products targeting the recreational and hospitality markets. These successes in the year were partially offset by a 13% decline in sales to e-commerce customers, primarily driven by product placement disruption and the new business information system transition.

Gross margin as a percent of net sales for the quarter ended June 30, 2018 was 15.1%, compared to 22.8% for the prior year quarter. For the twelve months ended June 30, 2018, gross margin as a percent of net sales was 20.1%, compared to 23.2% for the prior year period. In addition to impacting SG&A and net sales, the year-to-date correction of expense from SG&A to net sales as previously discussed in this press release adversely impacted gross margin 300 basis points in the fourth quarter and 70 basis points in the full year.

Higher labor costs contributed approximately 270 basis points of the gross margin decline quarter over quarter and approximately 180 basis points of the gross margin decline for fiscal year 2018 over the prior year. After rapid growth in certain core product categories, additional manufacturing associates were hired to support product delivery speeds customers have come to expect from the Company. Also, the Company manufactures a majority of custom upholstered furniture in the United States with a highly skilled workforce and has experienced higher average wage rates and turnover from the tight labor markets. To bolster the Company’s success attracting and retaining skilled workers in highly competitive labor markets, during the fiscal second and third quarters of this year the Company changed its compensation approach for the US-based manufacturing workforce. As this modified compensation structure was implemented, the Company experienced declines in productivity. The Company is working to return to productivity levels realized before the compensation structure changes. Long term, the Company expects these changes to result in skilled workforce attraction and retention, reduced turnover and training costs, and continued improvement in quality and productivity to support the long-term growth of the Company. The Company’s Juarez, Mexico facility contracted employee wage rates also increased significantly due to Mexican government mandated wage increases.

Higher material costs primarily driven by the increased cost of polyfoam, plywood and to a lesser extent steel caused approximately 170 basis points of gross margin decline in the fourth quarter and caused approximately 90 basis points decline in fiscal year 2018 over the prior year. While the Company’s furniture is renowned for the comfort and quality from its “Heart of Steel”, Flexsteel’s Blue Steel Springs™ are manufactured in the United States from steel produced primarily in the United States. The increased material costs were partially offset by higher pricing and improved product mix in both the quarter and fiscal year with positive gross margin impact of approximately 80 basis points quarter over quarter and approximately 90 basis points over the prior year.

During implementation of the Company’s first deployment of its new business information system, the Company experienced higher than expected disruption to customers which resulted in service level penalties causing approximately 70 basis points of gross margin decline compared to the prior year quarter and approximately 20 basis points of gross margin decline in the fiscal year 2018 over the prior year. The remaining 40 basis points in the quarter and 40 basis points in the fiscal year comparisons were driven by events considered one-time in nature or occurred in the prior year and were not repeated in the current year.

Selling, general and administrative (SG&A) expenses were 12.7% of net sales in the current year quarter compared to 15.1% of net sales in the prior year quarter. For the twelve months ended June 30, 2018, SG&A expenses were 14.7% of net sales compared to 15.5% of net sales in the prior year period. As previously discussed in this press release, the year-to-date correction of expense from SG&A to net sales favorably impacted SG&A $4.4 million in the fourth quarter and the full year. Excluding this adjustment, expenses increased $0.8 million in the quarter and $1.1 million in the full year to support a strategic digital marketing investment aimed at directly influencing consumers as they dream and plan on-line for future furniture purchases.

The twelve months ended June 30, 2017 included $2.1 million offset to expense related to the Indiana litigation, with $0.9 million or 0.2% of net sales reported in “Selling, general & administrative,” and $1.2 million or $0.10 per share reported in “Litigation settlement reimbursements.” As reported in fiscal third quarter, on April 25, 2018, the United States Environmental Protection Agency (“EPA”) issued a CERCLA 106(a) order (the “Order”) for the Lane Street Groundwater Superfund Site located in Elkhart, Indiana. As a result of receiving this Order, the Company recorded a $3.6 million liability at the end of the fiscal third quarter. The Company maintains its position that it did not cause nor contribute to the contamination. However, in accordance with FASB issued Asset Retirement and Environmental Obligations (ASC 410-30), the Company reflected a $3.6 million liability in its results for the quarter ended March 31, 2018. There has been no change in this liability for the quarter and year ended June 30, 2018.

As reported earlier in this fiscal year, the Company completed a $6.5 million sale of a facility and recognized a pre-tax gain of $1.8 million. The after-tax basis reported in “Gain on sale of facility” is $1.3 million or $0.16 per share.

The effective tax rate for the current year quarter was 23.5% compared to 34.4% in the prior year quarter. For the twelve months ended June 30, 2018, the effective tax rate was 29.7% compared to 36.7% in the prior year period. The current fiscal year results were positively impacted by the passage of the Tax Cuts and Jobs Act (Tax Reform) resulting in a $0.22 per share increase in net income. Beginning in fiscal year 2019, the Company expects an effective tax rate range of 25% to 27%.

The above factors resulted in net income of $2.2 million or $0.28 per share for the quarter ended June 30, 2018, compared to $6.0 million or $0.76 per share in the prior year quarter. For the twelve months ended June 30, 2018, net income was $17.7 million or $2.23 per share compared to $23.8 million or $3.02 per share in the prior year period.

Working capital (current assets less current liabilities) at June 30, 2018 was $149 million compared to $158 million at June 30, 2017. Changes in working capital include decreases of $3 million in inventory, $2 million in investments and an increase of $3 million in accrued liabilities.

For the twelve months ended June 30, 2018, capital expenditures were $29.4 million including $12.6 million invested to upgrade the business information system and $13.8 million for the construction of a new manufacturing facility.

All earnings per share amounts are on a diluted basis.

Outlook

The Company expects sales growth of mid-single digits in the first fiscal quarter of 2019 with continued inflationary pressure on raw materials and moderating labor cost increases. In addition, the Company is acutely aware of the impending tariff affecting all imported furniture and certain furniture components from China into the United States which represents a significant risk to earnings. Should these tariffs go into effect, the Company plans to pass through any incremental costs to customers during the time these tariffs are enforced. In addition, the Company is looking at supply chain options to mitigate the tariff impacts should they be implemented. The Company is focused and committed to driving gross margin expansion through improved operational execution, targeted sales price increases and enhanced service levels.

In the fourth quarter, the Company completed the first deployment of the new business information system. During the readiness phase, the Company determined that multiple deployments would ensure effective implementation. The first deployment is now operating in approximately 20% of the Company and one of the two legacy systems has been retired. After stabilization of the first deployment and documenting lessons learned, the Company has re-scheduled the final deployment in fiscal 2020 and incorporated the remaining 80% of the Company into this deployment. The additional time allotted de-risks the implementation and integration for the Company allowing for additional configuration and testing to be completed prior to launch and the subsequent retirement of the second legacy system. Once fully implemented, SAP S4/HANA will enable the Company to better meet market conditions, customer requirements and increase operating efficiency.

During fiscal year 2019, the Company anticipates spending $9 million for capital expenditures and incurring $3 million of SG&A expenses related to the business information system project. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and contract markets, combined with a conservative approach to business. We strive for an agile business model and supply chain to adapt to changing customer requirements in all the markets we serve with the expectation that the Company grows faster than the market. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of its shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) incorporated in 1929 is celebrating its 125th anniversary of the Company’s founding in 1893. Flexsteel Industries, Inc. is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Over the generations the Company has built a committed retail and consumer following based on its patented, guaranteed-for-life Blue Steel Spring™ – the all-riveted, high-carbon, steel-banded seating platform that gives upholstered and leather furniture the strength and comfort to last a lifetime. With offerings for use in home, hotel, healthcare, recreational vehicle, marine and office, the Company distributes its furniture throughout the United States & Canada through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, product recalls, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	June 30,
	2018	2017

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$27,750	$28,874
Investments	15,951	17,958
Trade receivables, net	41,253	42,362
Inventories	96,204	99,397
Other	8,476	6,659
Total current assets	189,634	195,250

NONCURRENT ASSETS:
Property, plant, and equipment, net	90,725	70,661
Other assets	3,934	4,134

TOTAL	$284,293	$270,045

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$17,228	$16,758
Accrued liabilities	23,701	20,437
Total current liabilities	40,929	37,195

LONG-TERM LIABILITIES:
Other long-term liabilities	1,666	2,090
Total liabilities	42,595	39,285

SHAREHOLDERS’ EQUITY	241,698	230,760

TOTAL	$284,293	$270,045

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
NET SALES	$113,093	$117,434	$489,180	$468,764
COST OF GOODS SOLD	(96,049)	(90,607)	(390,961)	(360,113)
GROSS MARGIN	17,044	26,827	98,219	108,651
SELLING, GENERAL AND ADMINISTRATIVE	(14,353)	(17,716)	(71,949)	(72,562)
ENVIRONMENTAL REMEDIATION	--	--	(3,600)	--
LITIGATION SETTLEMENT REIMBURSEMENTS	--	--	--	1,175
GAIN ON SALE OF FACILITY	--	--	1,835	--
OPERATING INCOME	2,691	9,111	24,505	37,264
OTHER INCOME	165	70	621	322
INCOME BEFORE INCOME TAXES	2,856	9,181	25,126	37,586
INCOME TAX PROVISION	(670)	(3,160)	(7,460)	(13,800)
NET INCOME	$2,186	$6,021	$17,666	$23,786

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,859	7,819	7,848	7,782
Diluted	7,919	7,943	7,919	7,886

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.28	$0.77	$2.25	$3.06
Diluted	$0.28	$0.76	$2.23	$3.02

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Twelve Months Ended
	June 30,
	2018	2017

OPERATING ACTIVITIES:
Net income	$17,666	$23,786
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7,367	7,936
Stock-based compensation expense	501	1,609
Deferred income taxes	286	1,606
Excess tax benefit from share-based payments	--	(1,494)
Change in provision for losses on accounts receivable	(100)	(100)
Gain on disposition of capital assets	(1,792)	(512)
Changes in operating assets and liabilities	3,366	(6,443)
Net cash provided by operating activities	27,294	26,388

INVESTING ACTIVITIES:
Net proceeds (purchases) of investments	1,942	(18,063)
Proceeds from sale of capital assets	6,152	1,848
Capital expenditures	(29,447)	(13,457)
Net cash used in investing activities	(21,353)	(29,672)

FINANCING ACTIVITIES:
Dividends paid	(6,746)	(6,062)
Proceeds from issuance of common stock	233	1,078
Shares issued to employees, net of shares withheld	(552)	(1,132)
Excess tax benefit from share-based payments	--	1,494
Net cash used in financing activities	(7,065)	(4,622)

Decrease in cash and cash equivalents	(1,124)	(7,906)
Cash and cash equivalents at beginning of period	28,874	36,780
Cash and cash equivalents at end of period	$27,750	$28,874

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Marcus D. Hamilton, 563-585-8122
Chief Financial Officer